EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 1999 Stock Option Plan of Voice Mobility International, Inc. of our report dated March 9, 2005 (except for Note 21, which is as of March 31, 2005), with respect to the consolidated financial statements of Voice Mobility International, Inc. for the year ended December 31, 2004 included in the Post-Effective Amendment No. 2 to the Registration Statement (Form SB-2), and of our report dated March 9, 2005 with respect to the consolidated financial statements of Voice Mobility International, Inc. for the year ended December 31, 2004 included in its Annual Report (Form 10-KSB), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Vancouver, Canada,

July 6, 2005	Chartered Accountants